Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280601

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated August 26, 2025, as amended November 10, 2025)

INVESCO DB COMMODITY INDEX TRACKING FUND

This Prospectus Supplement No. 2 (“Supplement No. 2”) supplements and amends the Prospectus dated August 26, 2025, as amended November 10, 2025 (the “Prospectus”).

On June 4, 2026, Mr. Jordan Krugman gave notice to the Invesco DB Commodity Index Tracking Fund that he is resigning from all positions at Invesco Capital Management LLC (the “Managing Owner”) and its affiliates, including his position as a member of the Board of Managers (the “Board”) of the Managing Owner, effective as of the close of business on August 3, 2026 (the “Effective Date”). On July 31, 2026, the Board appointed Mr. Matthew Casaccia to serve as a member of the Board of the Managing Owner, effective as of the close of business on the Effective Date.

Accordingly, as of the close of business on the Effective Date, all references to Mr. Krugman are deleted and replaced by Mr. Casaccia. In addition, the following biography for Mr. Casaccia replaces Mr. Krugman’s biography on page 57 of the Prospectus:

Matthew Casaccia (43) is Senior Director of Financial Planning and Analysis for Investments (since December 2023) and Global Product (since March 2025) with Invesco Ltd, a global investment management company affiliated with the Managing Owner. In this capacity, Mr. Casaccia is responsible for general management support, in addition to executing on various strategic initiatives and overseeing the financial framework for these business units. He also has served as a member of the Board of Managers of the Managing Owner since August 2026. Prior to these roles, Mr. Casaccia served as Senior Manager, Financial Planning and Analysis for Wealth Management Intermediaries, which is the distribution organization with Invesco Ltd, since May 2019. Overall, he has spent the last 17 years with Invesco Ltd with experience in finance, distribution and the North American transfer agency. Mr. Casaccia holds a BS in Business Administration from Stephen F. Austin State University. Mr. Casaccia’s application as a principal of the Managing Owner is being prepared for submission.

Supplement No. 2 should be read together with the Prospectus.

Shares of the Invesco DB Commodity Index Tracking Fund are listed on NYSE Arca, Inc. under the symbol “DBC.”

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 12 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 2. Any representation to the contrary is a criminal offense.

The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 2 is August 3, 2026.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBC-PRO-1-SUP-2 080326